Exhibit 99.1

GeoVax Reports 2021 Third Quarter Financial Results

and Provides Corporate Update

Progress in Clinical Development of COVID-19 and Immuno-Oncology Programs

ATLANTA, GA, November 11, 2021 – GeoVax Labs, Inc. (Nasdaq: GOVX), a biotechnology company developing immunotherapies and vaccines against infectious diseases and cancers, today announced its financial results for the quarter ended September 30, 2021 and provided a corporate update.

GeoVax’s management will host a live conference call and webcast today at 4:30 p.m. Eastern Standard Time to discuss financial results and provide a general business update. Details are provided below.

Recent Developments

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On November 9, GeoVax announced that it had entered into an exclusive license agreement with City of Hope (“COH”) that grants GeoVax exclusive rights to further develop and commercialize COH04S1, a synthetic, attenuated modified vaccinia Ankara (sMVA) vector expressing spike (S) and nucleocapsid (N) antigens of the SARS-CoV-2 virus, which shows potential to be used in the general population as a primary and/or general booster vaccine against COVID-19 worldwide.

A Phase 2 clinical trial to evaluate the safety and immunogenicity of the COH04S1 investigational vaccine, compared to the Pfizer/BioNTech mRNA-based vaccine, in patients who have previously received either an allogeneic hematopoietic cell transplant, an autologous hematopoietic cell transplant, or chimeric antigen receptor (CAR) T cell therapy is currently underway. The trial is also the first to compare an investigational multi-antigenic COVID-19 vaccine to the current FDA-approved mRNA vaccine from Pfizer/BioNTech in people who are immunocompromised. Such patients have often shown a weak antibody response after receiving currently available COVID-19 vaccines.

The ongoing Phase 2 trial is designed to evaluate COH04S1 in immunocompromised patients. An additional Phase 1/2 trial to evaluate COH04S1 as a universal booster to current FDA-approved vaccines is anticipated to open soon for enrollment in healthy volunteers.

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In September, GeoVax expanded its clinical-stage immuno-oncology pipeline and added a new technology platform through the acquisition of exclusive rights to develop and commercialize Gedeptin®, a novel patented product for the treatment of solid tumors through a gene therapy strategy known as GDEPT (Gene-Directed Enzyme Prodrug Therapy). In GDEPT, a vector is used to selectively transduce tumor cells with a nonhuman gene, which expresses an enzyme that can convert a nontoxic prodrug into a very toxic antitumor compound. A cycle of Gedeptin® therapy consists of three intra-tumoral injections over a two-day period followed by infusion of a prodrug, fludarabine phosphate, once a day for three days. A Phase 1/2 trial is currently enrolling to evaluate the safety and efficacy of repeat cycles of Gedeptin® therapy in patients with recurrent head and neck squamous cell carcinoma (HNSCC), with tumor(s) accessible for injection and no curable treatment options. The initial stage of the study is being funded by the FDA pursuant to its Orphan Products Clinical Trials Grants Program. The FDA has granted Gedeptin® Orphan Drug status for the treatment HNSCC. GeoVax’s license to Gedeptin® includes rights to expand its use to all human diseases and/or conditions including, but not limited to, other cancers.

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In August, the Company presented data from ongoing studies of its preventive vaccine against COVID-19 during the European Society of Medicine (ESMED) General Assembly. The Company’s initial vaccine candidate, GEO-CM02, encodes the Spike (S), Membrane (M) and Envelope (E) proteins from the SARS-CoV-2 virus. In this initial format, the simultaneous expression of the SARS-CoV-2 proteins supports the in vivo formation of virus like particles, or VLPs, which induce both antibody and T-cell responses. The Company also presented vaccine efficacy and immunogenicity data for GEO-CM02 from hamster and transgenic mice studies completed to date. Incorporation of sequence-conserved nonstructural proteins can provide targets for T-cell responses to further increase the breadth and function of vaccine-induced immune responses. This strategy provides the basis for generating a universal vaccine with augmented potential to alleviate the burden of disease caused by circulating coronaviruses. The Company’s ESMED presentation is available on GeoVax’s website at www.geovax.com/investors/events.

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The Company recently announced that the U.S. Patent and Trademark Office has issued a Notice of Allowance for Patent Application No. 15/543,139 entitled “Replication-Deficient Modified Vaccinia Ankara (MVA) Expressing Ebola Virus Glycoprotein (GP) and Matrix Protein (VP40).” GeoVax has demonstrated that a single intramuscular (IM) dose of its vaccine candidate, GEO-EM01, provided 100% protection in rhesus macaques challenged with a lethal dose of Ebola virus (EBOV). This is the first report that a replication-deficient MVA vector can confer full protection against a lethal EBOV challenge after a single-dose vaccination in macaques. GEO-EM01 is based on the Company’s novel Modified Vaccinia Ankara (MVA) Virus-Like Particle (VLP) platform, which generates noninfectious VLPs in the individual being vaccinated. VLPs mimic a natural infection, triggering the body to produce a robust and durable immune response with both antibodies and T cells.

In addition to its vaccine for EBOV, GeoVax is also developing preventive vaccines for other hemorrhagic fever viruses highly lethal to humans. In July 2021, the Company announced results of preclinical efficacy studies of its Sudan ebolavirus (SUDV) vaccine candidate, in which a single dose of the vaccine protected 100% of animals challenged with a lethal dose of SUDV. This is the first report that a replication-deficient MVA vector may confer full protection against SUDV after a single dose. This work was conducted in collaboration with researchers at the University of Texas Medical Branch (UTMB). Separately, GeoVax is leading a multi-party collaboration for the development of its SUDV and Marburg virus (MARV) vaccine candidates. The collaboration, between GeoVax, researchers at UTMB and Battelle Memorial Institute, utilizes the suite of preclinical services from NIAID. Under the collaboration, GeoVax’s SUDV and MARV vaccine candidates are being tested for immunogenicity and efficacy in the benchmark nonhuman primate model. GeoVax’s vaccine against Lassa Fever virus (LASV) is progressing in preclinical studies with funding support from the U.S. Department of Defense.

Management Commentary

David Dodd, GeoVax’s Chairman and CEO, commented, “The signing of the license agreements for Gedeptin® and COH04S1 were each highly significant events for GeoVax and our stockholders, as they added clinical programs in both immuno-oncology and COVID-19, the primary focus areas for our company, to our pipeline,. The initial stage (10 patients) of the ongoing Gedeptin® clinical trial is being funded by the FDA pursuant to its Orphan Products Grants Program, with five patients having been enrolled to date. Our immediate objective will be to accelerate patient enrollment to complete this stage, then expand the trial to additional study sites and at least 25-30 patients in total.

“The addition of COH04S1 to our product pipeline is synergistic with, and complementary to, our ongoing development of GEO-CM02. Both vaccine candidates are potential second-generation COVID-19 vaccines, with COH04S1 representing a near-term opportunity for a niche-market indication for use in immunocompromised patients and possible expansion to a broader market indication as a universal booster vaccine. GEO-CM02, in contrast, is being developed as single-dose pan coronavirus vaccine. Our funding events from 2020 and early 2021 have positioned us well to advance each of these development programs,” Mr. Dodd concluded.

Financial Review

GeoVax reported a net loss of $1,950,503 ($0.31 per share) for the three months ended September 30, 2021, compared to a net loss of $570,648 ($0.73 per share) for the same period in 2020. For the nine months ended September 30, 2021, the Company’s net loss was $4,827,314 ($0.80 per share) as compared to a net loss of $1,621,546 ($2.85 per share) in 2020.

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Grant and collaboration revenues were $30,414 and $220,539 for the three-month and nine-month periods ended September 30, 2021, respectively, as compared to $415,458 and $1,572,037 reported for the comparable periods of 2020. As of September 30, 2021, there is $244,888 of approved funds remaining and available for use related to the Company’s COVID-19 grant from NIAID and Lassa Fever grant from the U.S. Army.

Research and development expenses were $1,224,362 and $2,659,980 for the three-month and nine-month periods ended September 30, 2021, respectively, as compared to $416,756 and $1,687,113 for the comparable periods of 2020, with the increases primarily related to the Company’s COVID-19 vaccine program, manufacturing process development, and a generally higher level of activity, offset in part by the timing and amount of external expenditures related to government grants. General and administrative expenses were $757,432 and $2,562,641 for the three-month and nine-month periods of 2021, respectively, as compared to $435,013 and $1,364,650 for the comparable periods of 2020, with the increase attributable to higher Delaware franchise taxes; legal, accounting and patent costs; insurance costs; consulting fees; Nasdaq listing fees; investor relations costs; and personnel costs.

Other income (expense) was $877 and $174,768 for the three-month and nine-month periods ended September 30, 2021, respectively, as compared to $(134,337) and $(141,820) for the comparable periods of 2020. The 2021 periods include a $172,056 gain on extinguishment of debt, reflecting forgiveness of the Company’s loan pursuant to the Paycheck Protection Program.

GeoVax reported cash balances of $18.1 million at September 30, 2021, as compared to $9.9 million at December 31, 2020. Contributing to the increase in cash balances during 2021 were net proceeds of $9.4 million from the sale of common stock in February, and an aggregate of $3.4 million from the exercise of warrants during the nine-month period ended September 30, 2021.

Summarized financial information is included below. Further information concerning the Company’s financial position and results of operations are included in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

Conference Call

Management will host a conference call at 4:30 p.m. ET on Thursday, November 11, 2021 to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question-and-answer session.

Participants are asked to pre-register for the call via the following link:

https://dpregister.com/sreg/10161852/ef8e798f78

Please note that registered participants will receive their dial-in number upon registration and will dial directly into the call without delay. Those without Internet access or who are unable to pre-register may dial in by calling 1-866-777-2509 (domestic) or 1-412-317-5413 (international). All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the call.

The conference call will be available through a live webcast found here:

https://services.choruscall.com/mediaframe/webcast.html?webcastid=1oc5dy2h

A webcast replay of the call will be available via the same link as the live webcast approximately one hour after the end of the call through February 11, 2022. A telephonic replay of the call can be accessed by calling 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and using access code 10161852. The telephonic replay will be available until November 25, 2021.

About GeoVax

GeoVax Labs, Inc. is a clinical-stage biotechnology company developing human vaccines against infectious diseases and cancer using novel patented platforms. GeoVax’s Modified Vaccinia Ankara-Virus Like Particle (MVA-VLP) based vaccine platform utilizes MVA, a large virus capable of carrying several vaccine antigens, that expresses proteins that assemble into VLP immunogens in the person receiving the vaccine. The production of VLPs in the person being vaccinated can mimic virus production in a natural infection, stimulating both the humoral and cellular arms of the immune system to recognize, prevent, and control the target infection. The MVA-VLP derived vaccines can elicit durable immune responses in the host similar to a live-attenuated virus, while providing the safety characteristics of a replication-defective vector.

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GeoVax’s MVA-VLP development programs are focused on preventive vaccines against COVID-19, HIV, Zika Virus, and hemorrhagic fever viruses (Ebola, Sudan, Marburg, and Lassa), as well as therapeutic vaccines against multiple cancers. The Company has designed a preventive HIV vaccine candidate to fight against the subtype of HIV prevalent in the commercial markets of the Americas, Western Europe, Japan, and Australia; human clinical trials for this program are managed by the HIV Vaccine Trials Network (HVTN) with the support of the National Institutes of Health (NIH). GeoVax’s HIV vaccine is also part of a collaborative effort toward a functional cure for HIV.

On November 9, 2021, GeoVax entered into a license agreement with City of Hope (“COH”), granting GeoVax exclusive rights to further develop and commercialize COH04S1, a synthetic attenuated modified vaccinia Ankara (sMVA) vector expressing spike and nucleocapsid antigens of the SARS-CoV-2 virus. In a placebo-controlled Phase 1 clinical trial of healthy adults, COH04S1 was shown to be safe and immunogenic. A Phase 2 clinical trial to evaluate the safety and immunogenicity of the COH04S1 investigational vaccine, compared to the Pfizer mRNA-based vaccine, in patients who have previously received either an allogeneic hematopoietic cell transplant, an autologous hematopoietic cell transplant or chimeric antigen receptor (CAR) T cell therapy is currently underway. The trial is also the first to compare an investigational multi-antigenic COVID-19 vaccine to the current Food and Drug Administration (FDA)-approved mRNA vaccine from Pfizer/BioNTech in people who are immunocompromised. Such patients have often shown a weak antibody response after receiving currently available COVID-19 vaccines. The ongoing Phase 2 trial is designed to evaluate COH04S1 in immunocompromised patients. An additional Phase 1/2 trial to evaluate COH04S1 as a universal booster to current FDA-approved vaccines is anticipated to open soon for enrollment in healthy volunteers.

In September 2021, GeoVax expanded its immuno-oncology pipeline and added a new technology platform through the acquisition of exclusive rights to Gedeptin®, a novel patented product for the treatment of solid tumors through a gene therapy strategy known as GDEPT (Gene-Directed Enzyme Prodrug Therapy). In GDEPT, a vector is used to selectively transduce tumor cells with a nonhuman gene, which expresses an enzyme that can convert a nontoxic prodrug into a very toxic antitumor compound. A Phase 1/2 trial is currently enrolling to evaluate the safety and efficacy of repeat cycles of Gedeptin® therapy in patients with recurrent head and neck squamous cell carcinoma (HNSCC), with tumors accessible for injection and no curable treatment options. The initial stage of the study is being funded by the FDA pursuant to its Orphan Products Clinical Trials Grants Program. A cycle of Gedeptin® therapy consists of three intra-tumoral injections over a two-day period followed by infusion of a prodrug, fludarabine phosphate, once a day for three days. The FDA has granted Gedeptin Orphan Drug status for the treatment HNSCC. GeoVax’s license to Gedeptin® include rights to expand its use to all human diseases and/or conditions including, but not limited to, other cancers.

Forward-Looking Statements

This release contains forward-looking statements regarding GeoVax’s business plans. The words “believe,” “look forward to,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax is able to obtain acceptable results from ongoing or future clinical trials of its investigational products, GeoVax’s immuno-oncology products and preventative vaccines can provoke the desired responses, and those products or vaccines can be used effectively, GeoVax’s viral vector technology adequately amplifies immune responses to cancer antigens, GeoVax can develop and manufacture its immuno-oncology products and preventative vaccines with the desired characteristics in a timely manner, GeoVax’s immuno-oncology products and preventative vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent targeted infections in humans, GeoVax’s immuno-oncology products and preventative vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control.

Further information on our risk factors is contained in our registration statement on Form S-3 and the periodic reports on Form 10-Q and Form 10-K that we have filed and will file with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

GeoVax Labs, Inc.

investor@geovax.com

678-384-7220

FINANCIAL TABLES FOLLOW

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GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Grant and collaboration revenue	$30	$415	$221	$1,572

Operating expenses:
Research and development	1,224	417	2,660	1,687
General and administrative	758	435	2,563	1,365
	1,982	852	5,223	3,052
Loss from operations	(1,952)	(437)	(5,002)	(1,480)
Other income (expense), net	1	(134)	175	(142)

Net loss	$(1,951)	$(571)	$(4,827)	$(1,622)

Loss per common share	$(0.31)	$(0.73)	$(0.80)	$(2.85)

Condensed Consolidated Balance Sheet Information
(amounts in thousands)

	Sep. 30, 2021	Dec. 31, 2020
Assets:
Cash and cash equivalents	$18,107	$9,884
Other current assets	53	351
Total current assets	18,160	10,235

Property and other assets, net	180	159
Total assets	$18,340	$10,394

Liabilities and stockholders’ equity
Total liabilities	$336	$825
Stockholders’ equity	18,004	9,569
Total liabilities and stockholders’ equity	$18,340	$10,394

Common Shares Outstanding	6,382	3,834

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